Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The voting common stock of Midland States Bancorp, Inc. (the “Company,” which is also referred to herein as “we,” “our” or “us”) is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.  The following description of the material terms of the Company’s voting common stock is only a summary. This summary does not purport to be a complete description of the terms and conditions of the Company’s voting common stock in all respects and is subject to and qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended (“Articles of Incorporation”) and the Company’s Bylaws (“Bylaws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, as well as the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), and any other documents referenced in the summary and from which the summary is derived.

General

Our Articles of Incorporation authorize the issuance of up to 35,000,000 shares of common stock, par value $0.01 per share, up to 5,000,000 shares of non-voting common stock, par value $0.01 per share, and up to 4,000,000 shares of preferred stock, par value $2.00 per share, 209 shares of which are designated as Series G preferred stock.  Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “MSBI.”

Voting Common Stock

Governing Documents. The holders of shares of our common stock have the rights set forth in our Articles of Incorporation, our Bylaws and the IBCA.

Dividends and Distributions.  The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under the IBCA and any preferential rights of holders of our then outstanding preferred stock.

Ranking.  Our common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company to all of our other securities and indebtedness. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

Conversion Rights.  Our common stock is not convertible into any other shares of our capital stock.

Preemptive Rights.  The holders of our common stock do not have any preemptive rights.

Voting Rights.  The holders of our voting common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A majority of the shares represented at a meeting of shareholders is required to elect each director then standing for election at a meeting of shareholders at which a quorum is present.

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Our board of directors is divided into three classes of directors, each serving a staggered three‑year term. At each annual meeting, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

Redemption.  We have no obligation or right to redeem our common stock.

Registration Rights.  We have entered into a Registration Rights Agreement, dated as of January 18, 2011 (as amended by an Amendment Agreement, dated May 11, 2011, and by Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013), with the Richard E. Workman 2001 Trust. Pursuant to the registration rights agreement, the Richard E. Workman 2001 Trust has the right to demand (but only once) that we, at our expense, prepare and file a registration statement to register under the Securities Act of 1933, as amended, the shares of our common stock that it owns; provided that the aggregate fair market value of the common stock registered is at least $5.0 million. The Richard E. Workman 2001 Trust also has piggyback registration rights, which give it the right to require us to include in a registration statement filed by us the shares of common stock it owns. The registration rights agreement terminates on the earlier of May 23, 2021, and the date on which no party with rights under the agreement owns any shares of our common stock.

Non-Voting Common Stock

The holders of our non-voting common stock are entitled to all rights and privileges afforded to holders of our common stock as described above under “— Voting Common Stock,” except the holders of our non-voting common stock are not entitled to vote on any matter to be voted on by the shareholders.

Preferred Stock

Series G Preferred Stock

In connection with our acquisition of Centrue Financial Corporation, our board of directors established a series of 209 shares of Series G preferred stock.  Dividends are payable on shares of Series G preferred stock at an annual rate of $60.00 per share, payable quarterly and are cumulative. Unless full dividends have been paid on the Series G preferred stock for all past periods and the current dividend period, no dividends may be paid on shares of common stock and no shares of common stock or preferred stock may be purchased, redeemed or acquired by us without the approval of the holders of a majority of the Series G preferred stock.

Holders of Series G preferred stock are not entitled to voting rights, except as required by law and to approve the authorization or issuance of any shares of stock that rank senior to, or on parity with, the Series G preferred stock.

Upon our dissolution, wind up, or liquidation, voluntary or otherwise, holders of Series G preferred stock will be entitled to receive, out of our assets available for distribution to shareholders, the amount of $1,000 per share, plus accrued but unpaid dividends, before any payment or distribution may be made on shares of common stock or any other securities issued by us that rank junior to the Series G preferred stock.

Preferred Stock—Not Classified

Our Articles of Incorporation currently authorize up to 4,000,000 shares of preferred stock, par value $2.00 per share, 209 shares of which are designated as Series G preferred stock. Our board of

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directors, without further approval of our shareholders, has authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Anti-Takeover Provisions.

General.  The IBCA, banking laws and certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Classified Board of Directors; Noncumulative Voting for Directors.   Our Articles of Incorporation provide that our board of directors is classified into three classes of directors, with the members of one class to be elected each year, which prevents a majority of our directors from being removed at a single annual meeting. In addition, our Articles of Incorporation specify that, as permitted by the IBCA, directors may be removed during their three-year terms only for “cause.”  See the discussion below under “—Filling of Board Vacancies; Removals” for the definition of “cause.” Our Articles of Incorporation also provide for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to our board of directors.

Authorized But Unissued Capital Stock.   We have authorized but unissued shares of common stock, non-voting common stock, and preferred stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limitation on Right to Call a Special Meeting of Shareholders.  Our Bylaws provide that special meetings of shareholders may only be called by our board or our president or by the holders of not less than 20% of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Advance Notice Provisions.   Our Bylaws generally require a shareholder desiring to propose new business at a shareholder meeting to provide advance written notice to our corporate secretary, not less than 90 days nor more than 120 days prior to the date of the meeting, containing certain information about the shareholder and the business to be brought. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding stock until the next shareholders’ meeting.

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Additionally, our Bylaws provide that nominations for directors must be made in accordance with the provisions of our Bylaws, which generally require, among other things, that such nominations be provided in writing to our corporate secretary, not less than 90 days nor more than 120 days prior to the meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee.

No Action By Written Consent of Shareholders.   Our Articles of Incorporation provide that any action required or permitted to be taken by the holders of our capital stock must be effected at a duly called annual or special meeting of the holders of our capital stock and may not be effected by any consent in writing by our shareholders.

Filling of Board Vacancies; Removals.   Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by the board, acting by not less than two-thirds of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified. Furthermore, our Articles of Incorporation specify that directors may only be removed by shareholders for “cause,” and that removal of a director for cause by our shareholders requires the affirmative vote of the holders of not less than 70% of the outstanding shares of capital stock entitled to vote generally in the election of directors. “Cause” will be deemed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged by a court to be liable for gross negligence or willful misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.

Amendment of the Bylaws.   Our Articles of Incorporation and Bylaws provide that our Bylaws may be altered, amended or repealed by our board without prior notice to or approval by our shareholders. Our Bylaws may also be altered, amended or repealed by the affirmative vote of holders of not less than 70% of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Accordingly, our board could take action to amend our Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Supermajority Voting Provisions.   Our Articles of Incorporation provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least 70% of the voting power of all outstanding capital stock entitled to vote thereon. Notwithstanding the foregoing, if at least 66 2/3% of our directors approve any such transaction, then the supermajority voting provisions set forth in our Articles of Incorporation will not apply and only a majority vote of our shareholders will be required to approve such transaction.

Illinois Law.   Our Articles of Incorporation expressly provide that Section 7.85 of the IBCA, which applies to interested shareholder transactions, will apply to our company. Section 7.85 requires that, except in limited circumstances, a “business combination” with an “interested shareholder” be approved by (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors; and (ii) the affirmative vote of a majority of the voting shares of stock held by “disinterested shareholders.” A “disinterested shareholder” is a shareholder who is not an “interested shareholder” or an affiliate or an associate of an interested shareholder. An “interested shareholder” means: (i) a person that is the owner of 15% or more of our outstanding voting shares or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting shares at any time within the three year period immediately before the date on which it is sought to be determined whether the person is an interested shareholder; and (ii) the affiliates

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and associates of that person. This provision may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our shareholders.

Notwithstanding the foregoing, the higher vote requirement set forth in Section 7.85 of the IBCA will not be applicable to any transaction if either: (i) the transaction has been approved by 66 2/3% of the disinterested directors; or (ii) the transaction satisfies certain fair price and procedure requirements.

Consideration of Non-Shareholder Interests.   Section 8.85 of the IBCA provides that, in discharging their duties, the board of directors, committees of the board, individual directors and individual officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors. Our Articles of Incorporation incorporate the concept in Section 8.85 of the IBCA and permit our board to consider, in connection with the exercise of its judgment in determining what is in the best interests of our company and our shareholders when evaluating a potential change in control transaction, a variety of interests beyond the direct financial interests of our shareholders, including the social and economic effects of the transaction on us and the other elements of the communities in which we operate.

Banking Laws. The ability of a third party to acquire us is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1953, as amended (the “BHCA”) and the regulations thereunder require any “bank holding company” (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company but may arise under certain circumstances between 10% and 24.99% ownership. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of our common stock that a holder is entitled to receive pursuant to securities convertible into or settled in our common stock, including pursuant to warrants to purchase our common stock held by such holder, must be taken into account in calculating a shareholder’s aggregate holdings of our common stock.

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